FOR IMMEDIATE RELEASE

For more information, please contact:

Jack A. Pacheco
Vice President and Chief Financial Officer
SMART Modular Technologies (WWH), Inc.
+1.510.624.8134

SMART Modular Technologies (WWH), Inc. Reports
First Quarter Fiscal 2006 Financial Results

FREMONT, California, January 4, 2006 — SMART Modular Technologies (WWH), Inc. (“SMART”) today reported financial results for its first quarter of fiscal year 2006.

Net sales for the first quarter of fiscal 2006 were $158.3 million, or a 2% increase from $154.5 million for the first quarter of fiscal 2005.

Gross profit for the first quarter of fiscal 2006 was $30.6 million, or a 40% increase from $21.8 million for the first quarter of fiscal 2005.

Net income for the first quarter of fiscal 2006 was $9.3 million, or a 121% increase from $4.2 million for the first quarter of fiscal 2005.

About SMART

SMART is a leading independent designer, manufacturer and supplier of electronic subsystems to original equipment manufacturers, or OEMs. SMART offers more than 500 standard and custom products to OEMs engaged in the computer, industrial, networking, gaming, telecommunications, and/or embedded application markets. Taking innovations from the design stage through manufacturing and delivery, SMART has developed a comprehensive memory product line that includes DRAM, SRAM, and Flash memory in various form factors. SMART’s Display Products Group designs, manufactures and sells thin film transistors (TFT) liquid crystal display (LCD) solutions to customers developing casino gaming systems as well as embedded applications such as kiosk, ATM, point-of-service, and industrial control systems. SMART’s presence in the U.S., Europe, Asia, and Latin America enables it to provide its customers with proven expertise in international logistics, asset management, and supply-chain management worldwide. See http://www.smartm.com for more information.

SMART MODULAR TECHNOLOGIES (WWH), INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands)

	Three Months Ended	Three Months Ended
	November 25, 2005	November 26, 2004
Net sales	158,262	154,490
Cost of sales	127,661	132,645

Gross profit	30,601	21,845

Operating expenses:
Research and development	3,468	2,619
Selling, general and administrative	13,652	11,889
Restructuring / Impairment expense	—	880

Total operating expenses	17,120	15,388

Income from operations	13,481	6,457
Interest expense, net	(2,982)	(543)
Other income / (expense), net	131	(251)

Total other expense, net	(2,851)	(794)
Income before provision for income taxes	10,630	5,663
Provision for income taxes	1,284	1,473

Net income	$9,346	$4,190

SMART MODULAR TECHNOLOGIES (WWH), INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	November 25,	August 26,
	2005	2005
ASSETS
Current assets:
Cash and cash equivalents	$58,333	$75,970
Short term investments	5,071	5,071
Accounts receivable, net of allowance of $2,646 and $2,629 as of November 25 and August 26, 2005, respectively	159,550	144,760
Inventories	61,076	53,122
Prepaid expenses and other current assets	11,436	9,459

Total current assets	295,466	288,382
Property and equipment, net	15,132	11,309
Goodwill	3,198	2,248
Intangible assets	8,114	9,142
Other non-current assets	12,971	9,980

Total assets	$334,881	$321,061

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$131,090	$125,305
Accrued expenses and other current liabilities	26,514	29,912
Advance from customer	—	1,000
Revolving line of credit	1,768	—
Total current liabilities	159,372	156,217
Long term debt	125,000	125,000
Other non-current liabilities	739	961

Total liabilities	285,111	282,178

Shareholders’ equity:
Ordinary shares	8	8
Paid-in capital	9,675	9,490
Deferred stock-based compensation	(829)	(1,126)
Accumulated other comprehensive income	1,959	900
Retained earnings	38,957	29,611

Total shareholders’ equity	49,770	38,883

Total liabilities and shareholders’ equity.	$334,881	$321,061

END